THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

_______________________________

DIAMONDHEAD CASINO CORPORATION

SECOND TRANCHE COLLATERALIZED CONVERTIBLE SENIOR DEBENTURE

Principal Amount: $ ______________                              Issue Date: ____________ , 2014

Diamondhead Casino Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to ___________________ (the “Holder”), the principal amount of _______________________ ($                           ) on _____, 2020, together with any accrued and unpaid interest due thereon. This Debenture (as defined below in Article 1) shall bear interest at a fixed rate of 4% per annum, beginning on the six month anniversary of the Issue Date. Interest shall be computed based on a 365-day year and shall be payable annually on March 1 of each year for the period ended December 31 of the prior year or that portion of any year during which this Debenture remains outstanding. Payment of all principal and interest due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment.

This Debenture is one of a series of First Tranche Collateralized Convertible Senior Debentures, as amended, modified or restated, Second Tranche Collateralized Convertible Senior Debentures, as amended, modified or restated, and Third Tranche Collateralized Convertible Senior Debentures, as amended, modified or restated (collectively, the “Senior Debentures”), in the aggregate principal amount of up to $3,000,000, each to be issued to the holders thereof pursuant to that certain confidential Private Placement Memorandum of the Company dated February 14, 2014, together with any supplements thereto (hereinafter, as supplemented, the “Memorandum”).

ARTICLE 1

DEFINITIONS

SECTION 1.1.                                 Definitions.  The terms defined in this Article whenever used in this Debenture shall have the respective meanings hereinafter specified.

“Anti-Dilution Provision Period” means the period beginning with the Issue Date of the First Tranche Collateralized Convertible Senior Debentures until the close of business on the Anti-Dilution Provision Period Termination Date.

“Anti-Dilution Provision Termination Date" means the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which this Debenture is converted in full, (c) the date that this Debenture is paid in full, or (d) the Final Maturity Date of this Debenture.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Conversion Date” means the date this Debenture is required to be converted into Common Stock pursuant to Section 3.1.

“Conversion Price” means $0.45.

“Conversion Price as Adjusted” means the conversion price as adjusted, if ever adjusted, pursuant to Section 3.5(c).

“Conversion Shares” means that number of shares of Common Stock obtained by dividing the principal amount of this Debenture by the Conversion Price.

“Conversion Shares as Adjusted” means the number of shares of Common Stock obtained by dividing the principal amount of this Debenture by the Conversion Price as Adjusted.

“Debenture” means this Second Tranche Collateralized Convertible Senior Debenture, as amended, modified or restated.

“Deed of Trust” means that certain Deed of Trust for the benefit of the Holder and the other holders of this tranche of Senior Debentures, dated on or about the date hereof, securing the Property and made to secure the obligations hereunder and thereunder.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Final Maturity Date” means the six year anniversary of the Issue Date of this Debenture, which date may be extended with the written consent of the Holder, which consent may be withheld for any reason or no reason whatsoever.

“Holder” or “Holders” means the person named above or any Person who shall thereafter become a recordholder of this Debenture as provided in Article 2 hereof.

“Interest Payment Date” means March 1 of each year in which this Debenture remains outstanding.

“Issue Date” means the issue date of this Debenture as stated above.

“Property” means the real property known as 7051 Interstate 10, Diamondhead, Mississippi.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

ARTICLE 2

MATURITY; INTEREST PAYMENTS; SECURITY

SECTION 2.1.  Final Maturity.  On the Final Maturity Date, assuming this Debenture has not previously been converted into Common Stock of the Company in accordance with the terms hereof, the Company shall retire this Debenture by paying to the Holder in cash an amount equal to the outstanding principal amount of the Debenture plus all accrued and unpaid interest through the date the Debenture is paid in full by the Company.

SECTION 2.2.  Interest Payments.  The Company shall pay annually, on each Interest Payment Date, the applicable interest payment computed in accordance with the provisions of this Debenture. Any such interest payment may be paid in cash or in shares of Common Stock, at the option of the Company. If paid in Common Stock, the number of shares of Common Stock payable shall be computed by dividing the interest due by the average closing price of the Common Stock on the principal trading market for the Company’s Common Stock, for the thirty consecutive business days immediately prior to the applicable Interest Payment Date.

SECTION 2.3.  Security.  The Company is securing its obligations to pay the principal of and all interest on this Debenture by executing and recording a Deed of Trust. In the event of a conflict between the provisions of the Deed of Trust and this Debenture, the provisions of the Deed of Trust shall govern.

SECTION 2.4.  Loss, Theft. Destruction of Debenture.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount dated as of the date hereof. This Debenture shall be held and owned upon the express condition that the provisions of this Section 2.4 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

SECTION 2.5.  Who Deemed Absolute Owner.  The Company shall deem the Person or Persons in whose name the Debentures shall be registered in the Notes and Debenture Register of the Company to be, and shall treat such Person or Persons as, the absolute owner of the Debentures (whether or not the Debentures shall be overdue) for the purpose of receiving payment of or on account of the principal of the Debentures, for the conversion of the Debentures and for all other purposes, and the Company shall not be required to give effect to any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Debentures to the extent of the sum or sums so paid or the conversion so made.

SECTION 2.6.  Prepayment.  This Debenture may be prepaid in whole and not in part, but only with the written consent of the Holder, which consent may be withheld for any reason or no reason whatsoever.

ARTICLE 3

CONVERSION OF DEBENTURE

SECTION 3.1.  Conversion.  Subject to Section 3.5(c) below, which provides for circumstances under which the Conversion Price of this Debenture will be adjusted, this Debenture will be converted at the Conversion Price of $.45 per share into 2,222,222 shares of Common Stock when and if: 1) the Third Closing Obligations described in the Memorandum have been met; and 2) the average closing price of the Common Stock on the principal trading market for the Company’s Common Stock is 150% or more of the Conversion Price for the thirty consecutive business days immediately prior to the Conversion Date.

This Debenture will be converted into Common Stock without any required action on the part of the Holder. The Company shall promptly convert this Debenture, in whole and not in part, into Common Stock at the Conversion Price when the conditions for conversion have been met. Any interest due on the Debenture shall, at the option of the Company, be payable in cash or in Common Stock of the Company. If paid in Common Stock, the number of shares of Common Stock payable shall be computed by dividing the interest due by the average closing price of the Common Stock on the principal trading market for the Company's Common Stock for the thirty consecutive business days immediately prior to the Conversion Date.

SECTION 3.2.  Delivery of Conversion Shares and Interest Upon Conversion.

(a)           As soon as is practicable after the Conversion Date, the Company shall deliver to the Holder (i) a certificate or certificates evidencing the Conversion Shares, (ii) cash or other readily available funds with respect to any fractional interest in shares of Common Stock as provided in Section 3.3 and (iii) payment of all accrued and unpaid interest to the Conversion Date, at which time all obligations of the Company hereunder shall cease. The Conversion Shares shall be issued in the name of the Holder unless otherwise specified by the Holder in writing.

(b)           The issuance of certificates for shares of Common Stock upon conversion of this Debenture shall be made without charge to the Holder for any costs or expenses incurred by the Company in connection with such conversion and issuance of shares of Common Stock. Upon conversion of this Debenture, the Company shall take all such actions as are necessary in order to ensure that the shares of Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable. The Holder(s) is responsible for any and all applicable federal, state or local taxes that may be due as a result of the conversion of this Debenture.

(c)           The Company shall not close its books against the transfer of a replacement Debenture or of shares of Common Stock to be issued upon conversion of this Debenture in any manner that interferes with the timely conversion of this Debenture. The Company shall assist and cooperate with the Holder if it is required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Debenture hereunder (including, without limitation, making any filings required to be made by the Company).

(d)           The Holder acknowledges that the Company does not, as of the Issue Date, have sufficient Common Stock authorized to convert the Debentures to Common Stock of the Company pursuant to Article 3 of this Debenture. The Company intends to hold an Annual Meeting of Stockholders in accordance with applicable state and Federal law, to seek stockholder approval to increase the number of authorized shares of Common Stock from fifty million to one hundred million shares or the Company will seek to obtain such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law. Thereafter, the Company shall at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of this Debenture, such number of shares of Common Stock as are issuable upon the conversion of this Debenture at the Conversion Price. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any Applicable Law or any requirements of any national securities exchange or over-the-counter market upon which shares of Common Stock may be listed or quoted (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

SECTION 3.3.  Fractional Shares.  No fractional Conversion Shares or scrip representing fractional Conversion Shares shall be issued upon conversion of this Debenture. If any conversion of this Debenture would create a fractional Conversion Share or a right to acquire a fractional Conversion Share, the Company shall pay a cash adjustment in respect of such fractional Conversion Share equal to the fair market value of such fractional interest as determined by the Board.

SECTION 3.4.  Notice of Certain Events.  The Company shall furnish to Holder all notices and materials furnished to its stockholders as and when and in the manner in which such notices and materials are furnished to its stockholders.

SECTION 3.5.  Certain Adjustments.  The number and kind of shares or other securities to be issued upon conversion of this Debenture shall be subject upon the happening of certain events while this conversion right remains outstanding as follows:

(a) If (A) the Company effects any merger or consolidation of the Company with or into another entity or (B) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), this Debenture, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(b) If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Debenture, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(c) Anti-Dilution Provision.  If during the Anti-Dilution Provision Period, the Company issues any shares of Common Stock or other securities at a price per security that is less than the Conversion Price of this Debenture, then this Debenture shall have a new conversion price equal to such price per security that is less than the Conversion Price of this Debenture (the "Conversion Price as Adjusted"). The foregoing provision shall not apply to the following:

a. The issuance of any of the Senior Debentures or the issuance of shares of Common Stock upon conversion of any of the Senior Debentures;

b. The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock made by the Company prior to the Issue Date of this Debenture, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

In the event of an adjustment to the Conversion Price pursuant to this Section 3.5(c), for all purposes of this Debenture, Conversion Price shall mean Conversion Price as Adjusted and Conversion Shares shall mean Conversion Shares as Adjusted.

(d) An increase in the authorized shares of Common Stock of the Company pursuant to Section 3.2(d) shall not constitute a Fundamental Transaction or an event requiring an adjustment under this Section 3.5.

ARTICLE 4

STATUS; RESTRICTIONS ON TRANSFER

SECTION 4.1.  Status of Debenture.  This Debenture is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.2.  Restrictions on Transferability.  This Debenture, the Conversion Shares, the Conversion Shares as Adjusted, if any, and any shares of Common Stock issued with respect to interest payments, computed in accordance with the provisions of this Debenture, have not been registered under the Securities Act of 1933, as amended (the “Act”), or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except (1) pursuant to a registration statement with respect to such securities which is effective under the Act or (2) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of (a) pursuant to an available exemption from registration under the Act and (b) in accordance with all applicable state securities and so-called “blue sky laws.” The Holder agrees to be bound by such restrictions on transfer. The Holder further consents that the certificates representing the Conversion Shares may bear a restrictive legend to such effect.

ARTICLE 5

COVENANTS

In addition to the other covenants and agreements of the Company set forth in this Debenture, the Company covenants and agrees that so long as this Debenture shall be outstanding:

SECTION 5.1.  Payment of Debenture.  The Company will punctually, according to the terms hereof, (a) pay or cause to be paid all amounts due under this Debenture and (b) promptly issue Conversion Shares upon conversion.

SECTION 5.2.  Notice of Default.  If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

SECTION 5.3.  Sufficient Number of Authorized Shares of Common Stock.  The Holder acknowledges that the Company does not, as of the Issue Date, have sufficient Common Stock authorized to convert the Debentures pursuant to Article 3 of this Debenture. The Company intends to hold an Annual Meeting of Stockholders in accordance with applicable state and Federal law, to seek stockholder approval to increase the number of authorized shares of Common Stock from fifty million to one hundred million shares or the Company will seek to obtain such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law. Thereafter, the Company shall at all times have authorized and reserved for issuance, free from preemptive rights, a sufficient number of Conversion Shares to satisfy the conversion rights of the Holder at the Conversion Price pursuant to the terms and conditions hereof.

SECTION 5.4.  Compliance with Laws.  The Company will comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

ARTICLE 6

REMEDIES

SECTION 6.1.  Events of Default.  “Event of Default” wherever used herein means any one of the following events:

(a)           The Company shall fail to issue and deliver the Conversion Shares in accordance with Article 3;

(b)           Default in the due and punctual payment of the principal of, or any other amount owing in respect of (including interest payments), this Debenture when and as the same shall become due and payable;

(c)           Default in the performance or observance of any covenant or agreement of the Company in this Debenture (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section), and the continuance of such default for a period of thirty (30) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(d)           The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

(e)           The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(f)           the Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company, or (ii) the Company ceases or threatens in writing to cease to carry on all or any material part of the business, if any, carried on by the Company and as a result of such cessation or threat of cessation, the Company will not be able to perform or comply with its payment obligations under this Debenture; or

(g)           It becomes unlawful for the Company to perform or comply with its obligations under this Debenture.

SECTION 6.2.  Effects of Default.  If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the Debenture to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of the Debenture plus all accrued and unpaid interest through the date the Debenture is paid in full.

SECTION 6.3.  Remedies Not Waived.  No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1.  Register.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Debenture. Upon any transfer of this Debenture permitted in accordance with Article 4 hereof, the Company shall register such transfer in the Notes and Debenture register.

SECTION 7.2.  Withholding.  To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Debenture.

SECTION 7.3.  Notice.  Where this Debenture provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (i) delivered personally, (ii) sent by certified, registered or express mail, postage prepaid or (iii) sent by facsimile or other electronic transmission, and shall be deemed given when so delivered personally, sent by facsimile or other electronic transmission (confirmed in writing) or mailed. Notices shall be addressed, if to Holder, to the address of Holder appearing in the Debenture register referred to in Section 7.1 or, if to the Company, to its principal office. However, to the extent any notice required pursuant to this Debenture is also furnished to stockholders of the Company, the Company will furnish to Holder all such notices and materials as and when and in the same manner in which such notices and materials are furnished to its stockholders.

SECTION 7.4.  Governing Law.  This Debenture shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

SECTION 7.5  Forum.  The Holder and the Company hereby agree that any dispute which may arise out of or in connection with this Debenture shall be adjudicated before a court of competent jurisdiction in the State of Delaware and they hereby submit to the exclusive jurisdiction of the courts of the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

SECTION 7.5.  Headings.  The headings of the Articles and Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

SECTION 7.6.  Amendments.  Any provision of this Debenture may be amended, modified or waived if and only if the Holder of this Debenture has consented in writing to such amendment, modification or waiver of any such provision of this Debenture.

SECTION 7.7.  No Recourse Against Others.  The obligations of the Company under this Debenture are solely obligations of the Company and no officer, director, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Debenture when due or perform any other obligation.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer on the date hereinabove written.

DIAMONDHEAD CASINO CORPORATION

By: ____________________________
Deborah A. Vitale
Title: President